Exhibit 10.2

MARKEL CORPORATION

RESTRICTED STOCK UNIT
AWARD AGREEMENT

AWARDED TO	AWARD DATE	VESTING SCHEDULE VESTING PERCENTAGE DATE OF UNITS

MARKEL CORPORATION (the "Company") grants you (the “Participant”) __ restricted stock units ("Units"). Until the Vesting Date, except as specifically provided below, the Units are forfeitable and nontransferable. The Compensation Committee of the Company’s Board of Directors (the "Committee") will administer this Agreement and any decision of the Committee will be final and conclusive. Capitalized terms not defined herein have the meanings provided in the Markel Corporation 2012 Equity Incentive Compensation Plan (the “Plan”).

The terms of the award are:

1.
Vesting For Units. If the Participant has not separated from service before the Vesting Date, the Units will become vested and non-forfeitable, and the Company will issue to the Participant for each vested Unit a share of Company Stock on that date (or such later date as may be elected by the Participant pursuant to a valid deferral election in accordance with procedures determined by the Company) or, in either case, as soon as administratively practicable (but in any event no later than 90 days) thereafter.

2.
Forfeiture of Units. If the Participant separates from service before the Vesting Date in circumstances other than as described in this Section 2 any unvested Units will be forfeited. If the Participant separates from service due to death or Disability before the Vesting Date, the number of Units set forth in this Award will become fully vested and non-forfeitable as of the date of the Participant’s death or Disability, and shares will be issued on such date or as soon as administratively practicable (but in any event no later than 90 days) thereafter. If the Participant separates from service before the Vesting Date and the Committee determines that forfeiture should not occur because the Participant had an approved separation of service, the unvested Units will become fully vested and non-forfeitable, to the extent determined by the Committee, and shares will be issued on the otherwise applicable Vesting Date, subject to Section 4 below. The determination whether the Participant had an approved separation of service shall be completely in the Committee’s discretion.

3.
Change in Control. Any unvested Units will become fully vested and non-forfeitable if, within 12 months after a Change in Control, the Participant separates from service due to Involuntary Termination. For this purpose, Involuntary Termination means that the Participant’s employment is involuntarily terminated without Cause or the Participant terminates his employment for Good Reason. In either case, shares will be issued for such Units on the otherwise applicable Vesting Date, subject to Section 4 below.

4.
Six Month Delay for Specified Employees. With respect to a Participant who separates from service before the Vesting Date as set forth in Section 2 above, other than by reason of death or Disability, or in Section 3, if such Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the generally applicable Internal Revenue Service guidance thereunder) on the date of his separation, then, notwithstanding anything in Sections 2 or 3 to the contrary, no shares will be issued for his Units until the date that is six months after the date of his separation (or until the date of his death, if earlier). Any shares which the Participant would otherwise have been entitled to receive during the first six months following the date of his separation will be issued instead on the date which is six months after the date of his separation (or on the date of his death, if earlier).

Whether the Participant is a “specified employee” will be determined under guidelines established by the Company for this purpose.

5.
Separation from Service Defined. References throughout this Agreement to the Participant’s “separation from service” and variations thereof will have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations, as amended from time to time, applying the default terms thereof.

6.
Forfeiture and Restitution. If during the period of the Participant’s employment and two years thereafter, the Participant (1) becomes associated with, recruits or solicits customers or other employees of the Employer for, is employed by, renders services to, or owns any interest in (other than any non-substantial interest, as determined by the Committee) any business that is in competition with Markel or its Subsidiaries, (2) has his employment terminated by his Employer for Cause, (3) discloses the terms of this Agreement to any person other than, on a confidential basis, to his spouse, attorneys, accountants or financial advisors or in response to a court order, or (4) engages in, or has engaged in, conduct which the Committee determines to be detrimental to the interests of Markel, the Committee may, in its sole discretion, (A) cancel this Award, and/or (B) require the Participant to repay by delivery of an equivalent number of shares any payment received under this Award within the previous two years. In addition, this Award shall be subject to any recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of incentive compensation. The provisions of this Section 6 are material consideration for this Award, which would not have been granted had Participant not agreed to them.

7.	Transfer Restrictions. The Participant’s rights to the Units are not subject to sale, assignment, transfer, pledge, hypothecation or encumbrance.

8.
Tax Withholding. Unless alternative arrangements satisfactory to the Company are made, the Company will withhold from the payment for the vested Units shares with a Fair Market Value equal to the minimum amount of any foreign, federal, state, or local income, employment or other taxes imposed on the payment required to be withheld by law. The Fair Market Value will be determined on the Vesting Date.

9.
Binding Effect. Subject to the limitations stated above, this Agreement will be binding upon and inure to the benefit of the Participant's legatees, distributees, and personal representatives and the successors of the Company.

10.
Change in Capital Structure. The Units will be adjusted as the Committee determines is equitably required in the event of a dividend in the form of stock, spin-off, stock split-up, subdivision or consolidation of shares of Company Stock or other similar changes in capitalization.

11.
Interpretation. This Agreement will be construed under and be governed by the laws of the Commonwealth of Virginia. THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF VIRGINIA OR THE CIRCUIT COURT FOR THE COUNTY OF HENRICO WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATED TO THE PLAN OR THIS AGREEMENT.

12.
Code Section 409A. This Agreement is intended to comply with the applicable requirements of Sections 409A(a)(2) through (4) of the Code, and will be interpreted to the extent context reasonably permits in accordance with this intent. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder. However, in the event that any amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A of the Code or otherwise, the Participant will be solely liable for the payment thereof.

13.	By accepting any benefits under this Agreement, Participant is accepting all the provisions hereof, including without limitation Section 6 hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed as of the award date shown above.

MARKEL CORPORATION

By: _____________________________
Authorized Officer